RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”), dated on November 16, 2011, is made by and between Group DCA, LLC (the “Company”) and Jack Davis (“Employee”).

WHEREAS, Employee will retire from employment with the Company (and will cease to serve the Company and its affiliates in all capacities) on December 31, 2011 (the “Retirement Date”); and

WHEREAS, the Company has agreed to make a special payment to Employee following his retirement, subject to his execution and compliance with the terms of this Agreement.

NOW THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.           Resignation; Consideration.  Employee irrevocably resigns and retiresfrom employment with the Company (and will cease to serve the Company and its affiliates in all capacities) as of December 31, 2011. On account of his retirement and in consideration for and contingent upon Employee’s execution of (and compliance with) this Agreement and his timely execution and non-revocation of the release described in paragraph 7 hereof, the Company will make a one-time special payment to Employee of $300,000, less applicable tax withholding, on October 15, 2013.

2.           No Payment Absent Execution of this Agreement.  Employee acknowledges that (a) in the absence of his execution of (and compliance with) this Agreement, including without limitation his compliance with the release requirement under paragraph 7 hereof, the payment described above in paragraph 1 would not otherwise be due to him, (b) he has no entitlement under Section 2 or 3 of the Employment Agreement dated November 3, 2010 between him and the Company (the “Employment Agreement”) or any other severance or similar arrangement maintained by the Company or its affiliates, and (c) except as otherwise provided specifically in this Agreement, the Company and its affiliates do not and will not have any other liability or obligation to him.

3.           General Release of All Claims.  Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, knowingly and voluntarily releases and forever discharges the Company, PDI, Inc. (the Company’s parent corporation) and their respective affiliates, subsidiaries, divisions, predecessors, insurers, successors, assigns and current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act;
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act;
•	The Age Discrimination in Employment Act;
•	The Occupational Safety and Health Act;
•	The Workers Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Uniformed Services Employment and Reemployment Rights Act;
•	Employee Polygraph Protection Act;
•	The employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act)
•	The New Jersey Law Against Discrimination;
•	The New Jersey Civil Rights Act;
•	The New Jersey Family Leave Act;
•	The New Jersey State Wage and Hour Law;
•	The Millville Dallas Airmotive Plant Job Loss Notification Act;
•	The New Jersey Conscientious Employee Protection Act;
•	The New Jersey Equal Pay Law;
•	The New Jersey Occupational Safety and Health Law;
•	The New Jersey Smokers’ Rights Law;
•	The New Jersey Genetic Privacy Act;
•	The New Jersey Fair Credit Reporting Act;
•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;
•	The New Jersey Public Employees’ Occupational Safety and Health Act;
•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
•	any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law;
•	any claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or
•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Employee understands this release includes all claims related in any manner to Employee’s employment or the cessation of that employment.  Employee further understands that Employee is hereby releasing any known or unknown claim for alleged right to discovery of information or documents of Releasees.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.

4.           Excluded Claims.  The foregoing notwithstanding, this Agreement will not be deemed to release (a) Employee’s right to his vested 401(k) plan account balance; (b) Employee’s right, when eligible, to elect continuation of his group health coverage under COBRA; (c) Employee’s right to receive payment (net of all applicable tax withholding) of accrued but unpaid base salary and business expenses in accordance of the general payroll practices and expense reimbursement practices of the Company; (d) Employee’s rights to incurred but unreimbursed expenses under the applicable terms of the Company’s employee benefits plans; (e) claims for indemnification and similar rights under the certificate of incorporation, bylaws, operating agreement or other governing documents of the Company, any of its subsidiaries and/or PDI, Inc. for actions taken (or omissions made) by Employee in his capacity as a director, officer, employee, manager or agent of the Company, any of its subsidiaries and/or PDI, Inc.; (f) claims for insurance coverage, as applicable, under existing insurance policies of the Company, any of its subsidiaries and/or PDI, Inc. and/or (g) claims to enforce the Membership Interest Purchase Agreement dated November 3, 2010 between Employee, the Company, PDI, Inc. and certain other parties (the “Purchase Agreement”) and any other document, instrument entered into in connection with the Purchase Agreement other than the Employment Agreement. Notwithstanding the preceding, Employee will be entitled to receive his base salary and other employee benefits of the Company in accordance with the terms and conditions set forth in the Employment Agreement during the Service Period (as such term is defined below).

5.           Affirmations.

Employee affirms that:

(a) Employee has not assigned, filed or caused to be filed any claim against any of the Releasees;

(b) except as otherwise provided in paragraph 4(b) and paragraph 4(c), above, Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled;

(c) Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(d) Employee has no known workplace injuries or occupational diseases;

(e) Employee has not divulged any proprietary or confidential information of the Company, any of its affiliates or any of their customers in violation of an obligation of confidentiality on the part of Employee;

(f) Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company, its affiliates or their respective officers, including any allegations of corporate fraud.  Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies;

(g) all of the Company’s decisions regarding Employee’s pay and benefits were not discriminatory, based on age, disability, race, color, sex, religion, genetic information, national origin or any other classification protected by law; and

(h) Employee will return all of the Company’s and its affiliates’ property, documents and/or any confidential information in Employee’s possession or control on or before the Retirement Date.

6.           Restrictive Covenants.  Employee and the Company are party to that certain Proprietary Information Agreement dated November 3, 2010 (the “PIA”).  Reference is hereby made to the agreements and covenants made by Employee in the PIA and in Section 7.9 of the Purchase Agreement (collectively, the “Restrictive Covenants”).  Employee acknowledges that the Restrictive Covenants continue in full force and effect and will survive his Retirement Date (subject to any time limitations set forth therein), that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that he received adequate consideration in exchange for agreeing to the Restrictive Covenants and that he will continue to abide by the Restrictive Covenants.

7.           Employment; Release. From the date hereof through the Retirement Date (the “Service Period”), Employee represents and warrants that he will continue to provide the services reasonably requested by the Company and in particular to participate in the transition of his duties and responsibilities to other employee(s) of the Company.  Additionally, during the Service Period, the Company will pay or provide, as the case may be, Employee’s base salary and other employee benefits of the Company in accordance with the terms and conditions set forth in the Employment Agreement.  Subject to the Company’s compliance with its obligations in the preceding sentence, within ten days after written request by the Company following the Retirement Date, Employee will execute and delivery to the Company an effective general release in favor of the Releasees in form satisfactory to the Company, consistent with the release provisions contained herein (the “Bringdown Release”).

8.           Company Representation. The Company represents and warrants that as of the date hereof it has no known claims of any kind against Employee in his capacity as an employee of the Company or any of its affiliates or any of their respective predecessors. Within ten days after written request by Employee following the Retirement Date and Employee’s delivery of the Bringdown Release, the Company will deliver to Employee an officer’s certificate in which the Company represents and warrants as of the date of such officer’s certificate that it has no known claims of any kind against Employee in his capacity as an employee of the Company or any of its affiliates or any of their respective predecessors other than any claims listed on a schedule to such officer’s certificate.

9.           Non-Disparagement.  Employee agrees that he will not disparage any Releasee or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Releasee.  The Company (meaning solely for this purpose the officers, directors and official spokespersons) agrees that it will not disparage Employee or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of Employee.

10.           Cooperation.  Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment.  Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that following the Retirement Date, the Company will exercise reasonable efforts to schedule and limit the need for Employee’s cooperation hereunder so as to minimize any disruption of Employee’s personal or other professional obligations.

11.           Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the state of New Jersey without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12.           No Admission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13.           Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

14.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties regarding the subject matter hereof and fully supersedes any prior agreements or understandings between the parties regarding these matters.  Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE CEO OF PDI, INC. WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.  IN THE EVENT OF SUCH REVOCATION, THIS AGREEMENT WILL BE NULL AND VOID AND NO PAYMENT WILL BE DUE TO EMPLOYEE HEREUNDER.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT PRIOR TO ITS EXECUTION DO NOT RESTART THE TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The parties have each knowingly and voluntarily signed this Agreement on the respective date(s) set forth below:

GROUP DCA, LLC

Date:           November 16, 2011                                         By:           /s/ Jeffrey Smith
Name: Jeffrey Smith
Title: Vice President

JACK DAVIS

Date:           November 16, 2011                                         /s/ Jack Davis